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                                                                    EXHIBIT 11.1
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                           NEXLE CORP.
              CALCULATION OF EARNINGS PER SHARE
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                                          SIX MONTHS            PERIOD FROM
                                            ENDED              INCEPTION TO
                                           JUNE 30,             DECEMBER 31,
                                             2001                  2000
BASIC:
Weighted average number of
shares of common stock                    15,493,967            15,000,000

Net income (loss)                     $       (4,503)       $         (954)

BASIC EARNINGS PER SHARE:
Net income                            $         0.00        $         0.00
DILUTED:
Weighted average number of
shares of  common stock                   15,493,967            15,000,000

Net income (loss)                     $       (4,503)       $         (954)

DILUTED EARNINGS PER SHARE:
Net income                            $         0.00        $         0.00
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                                                                                    WEIGHTED
                                        2001                            DAYS IN     AVERAGE
                                    SHARES ISSUED      DAYS O/S         PERIOD      SHARES
                             YTD:
Shares issued - 12/31/00                  15,000,000        181           181        15,000,000
Shares issued - 4/1/01                       100,000         90           181             49724
Shares issued - 5/15/01                    1,748,000         46           181           444,243
                                 -------------------                            ---------------
                                          16,848,000                                 15,493,967
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